Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer
(856) 532-6603

6000 Central Highway

Pennsauken, NJ 08109

J & J SNACK FOODS CORP.

ANNOUNCES INCREASE IN

QUARTERLY CASH DIVIDEND

Pennsauken, NJ, December 9, 2019 -- J & J Snack Foods Corp. (NASDAQ-JJSF) announced today that its Board of Directors has declared a regular quarterly cash dividend of $.575 per share of its common stock payable on January 7, 2020 to shareholders of record as of the close of business on December 20, 2019. The cash dividend of $.575 per share represents an increase of 15% from the previous quarterly dividend rate of $.50 per share.

J&J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food industry, providing innovative, niche and affordable branded snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, the #1 soft pretzel brand in the world, as well as internationally known ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S Real Italian Ice, MINUTE MAID* frozen ices, WHOLE FRUIT sorbet and frozen fruit bars, SOUR PATCH KIDS** Flavored Ice Pops, Tio Pepe’s & CALIFORNIA CHURROS, and THE FUNNEL CAKE FACTORY funnel cakes and several bakery brands within DADDY RAY’S, COUNTRY HOME BAKERS and HILL & VALLEY. With nearly twenty manufacturing facilities, and more than $1 billion in annual revenue, J&J Snack Foods Corp. has continued to see steady growth as a company, reaching record sales for 48 consecutive years. The company consistently seeks out opportunities to expand its unique niche market product offering while bringing smiles to families worldwide. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

 **SOUR PATCH KIDS is a registered trademark of Mondelçz International group, used under license.

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